EXHIBIT 3(a)

CERTIFICATE DESIGNATION
OF
SERIES B SENIOR CONVERTIBLE PREFERRED STOCK
OF
KNOBIAS, INC.

The undersigned, E. Key Ramsey, President of Knobias, Inc., a Delaware corporation (the “Corporation”), hereby certifies that pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation by unanimous written consent, duly adopted the following resolutions providing for the creation of Series B Senior Convertible Preferred Stock, and the issuance of shares of Series B Senior Convertible Preferred Stock, which resolutions have not been modified and are in full force and effect on the date hereof:

WHEREAS, pursuant to the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of Knobias, Inc. (the “Corporation”), the Corporation is authorized to issue Five Million (5,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”); and

WHEREAS, as of the date hereof, 2,000,000 shares of Preferred Stock have been designated as Series A Preferred Stock of the Corporation (the “Series A Preferred Stock”), of which 541,667 shares are the only shares of Preferred Stock issued and outstanding; and

WHEREAS, the Board of Directors is vested with the authority to adopt a resolution or resolutions providing for the issuance of authorized but unissued shares of Preferred Stock, which shares may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to designate and fix the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of a series of the Preferred Stock and the number of shares constituting such series.

NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized and designated such a series of the Preferred Stock and that the Board of Directors hereby fixes the designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as herein set forth:

Section 1. Designation, Amount and Stated Value. A series of Preferred Stock shall be designated the “Series B Senior Convertible Preferred Stock” (the “Series B Preferred Stock”), and the number of shares constituting such series shall be an aggregate of Six Hundred Thousand (600,000) shares, with a stated value of ten dollars ($10.00) per share (the “Stated Value”).

Exhibit 3(a) - Page 1

Section 2. Dividends and Distributions. So long as any shares of Series B Preferred Stock shall be outstanding, each holder of Series B Preferred Stock shall be entitled to receive cash dividends, as and when declared by the Board of Directors, out of funds legally available for the payment thereof, payable at a rate of $1.00 per share per annum, payable quarterly in arrears, on the last day of the month of March, June, September and December (each a “Dividend Payment Date”) or (ii) at the option of the Corporation, in additional shares of Series B Preferred Stock, issuable on a Dividend Payment Date. In the event that any Dividend Payment Date shall fall on any day other that a Business Day (as hereinafter defined), the dividend due on such Dividend Payment Date shall be paid or issued, as the case may be, on the Business Day immediately following such Dividend Payment Date. As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in Jackson, Mississippi and New York, New York are authorized or required by law to close. In connection with the payment of any dividend in additional shares of Series B Preferred Stock, fractions of shares of Series B Preferred Stock may be issued by the Corporation.

Section 3.  Rights; Ranking. Except as otherwise provided by this Certificate of Designation, all shares of Series B Preferred Stock shall be identical and shall entitle the holders of the Series B Preferred Stock to the rights and privileges set forth herein. The Series B Preferred Stock shall rank, with respect to the payment of dividends and with respect to distribution of assets upon liquidation, dissolution or winding up of the Corporation, senior to the Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”), to the Series A Preferred Stock and to all other classes of equity securities of the Corporation which by their terms do not rank senior to the Series B Preferred Stock. The Series B Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

Section 4.  Record Date. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of the dividends payable pursuant to Section 2 above, which record date shall not be more than 60 days prior to the Dividend Payment Date.

Section 5.  Redemption. (a) The Corporation may redeem, at its option, the Series B Preferred Stock, at any time or from time to time, in whole or in part, at a redemption price equal to 1.1 times the per share Liquidation Preference (as hereinafter defined), plus accrued and unpaid dividends, if any, to the Redemption Date (the “Redemption Price”). Such redemption shall be effected in accordance with the procedures set forth in this Section.

(b) Procedure for Redemption.

(i) Notice. In the event that the Corporation shall elect to redeem shares of the Series B Preferred Stock pursuant to this Section, the Corporation shall mail notice of such redemption by first-class mail, postage prepaid, and mailed not less that ten (10) nor more than sixty (60) days prior to the date elected by the Corporation in such notice (each such date, a “Redemption Date”) to the holders of record of the shares of Series B Preferred Stock to be redeemed, at their respective addresses as such addresses shall appear in the records of the Corporation; provided, however, that failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for redemption of any shares so to be redeemed except as to the holder to whom the Corporation has failed to give such notice or to whom such notice was defective. Each such notice shall state: (A) the Redemption Date, (B) the number of shares of Series B Preferred Stock to be redeemed, (C) the Redemption Price, (D) the place where certificates for such shares are to be surrendered for payment of the Redemption Price and (E) that dividends on the shares to be redeemed will cease to accrue on the Redemption Date. At any time prior to the later of the Redemption Date and the date that payment in full is made to the holders, the holders of the Series B Preferred Stock shall have the right to convert the Series B Preferred into shares of Common Stock otherwise pursuant to Section 7.

Exhibit 3(a) - Page 2

(ii) Rights of the Holders of Series B Preferred Stock upon Redemption. Following the Redemption Date, dividends on the shares of Series B Preferred Stock thereby redeemed shall cease to accrue, and said shares shall no longer be deemed outstanding and shall not have the status of shares of Series B Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the applicable Redemption Price on the Redemption Date) shall cease, unless the Corporation defaults in the payment of the Redemption Price on the Redemption Date, in which case all rights of the holder to whom payment of the Redemption Price was not made on the Redemption Date shall continue until the Redemption Price is paid to such holders, and such holders shall have the rights of the terms of the Series B Preferred Stock set forth herein.

Section 6.  Preference and Participation Upon Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder of Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution, an aggregate amount equal to 1.1 times the Stated Value for each share, plus all accrued but unpaid dividends (the “Liquidation Preference”) in preference to any distribution to the holders of Common Stock and to the holders of Series A Preferred Stock. After the payment of the Liquidation Preference to the holders of Series B Preferred Stock, the remaining assets will be distributed among and paid to the holders of the Common Stock and the holders of the Preferred Stock on a share-by-share basis in proportion to the amounts that would be payable to such holders if the holders of the Preferred Stock had exercised their conversion rights. For purposes of this Section, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include (i) the sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Corporation, (ii) the acquisition of 50% or more of the voting power of the Corporation by any other person or persons, or (iii) the acquisition of the Corporation by any other person by means of consolidation or merger of the Corporation with or into one or more persons; unless, in either event, the Corporation’s stockholders of record immediately prior to such acquisition or sale will, immediately after such acquisition or sale, hold at least 50% of the voting power of the surviving entity. Whenever the distribution provided for in this Section 6 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

Section 7.  Conversion.

(a) Stockholders’ Right to Convert. Each share of Series B Preferred Stock shall be convertible at any time, at the sole option and election of the holder thereof, into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock due upon conversion of Series B Preferred Stock shall be (i) the number of shares of Series B Preferred Stock to be converted, multiplied by the Stated Value, plus (ii) any accrued but unpaid dividends, and divided by (iii) $0.0143 (the “Conversion Price”).

Exhibit 3(a) - Page 3

(b) Mechanics of Conversion. A holder electing to exercise his or its option to convert shall surrender to the Corporation, at its principal office or such other office or agency maintained by the Corporation for that purpose, certificates representing the shares of Series B Preferred Stock to be converted, accompanied by a written notice stating that such holder elects to convert such shares in accordance with this Section. The date of receipt of such certificates and notice by the Corporation at such office shall be the conversion date (the “Series B Conversion Date”). If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. Within three business days after the Series B Conversion Date (the “Share Delivery Date”), the Corporation shall issue to such holder a number of shares of Common Stock into which such shares of Series B Preferred Stock are convertible pursuant to paragraph (a) above. Certificates representing such shares of Common Stock shall be delivered to such holder at such holder’s address as it appears on the books of the Corporation.

(c) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series B Preferred Stock, and a holder of Series B Preferred Stock shall not have the right to convert any portion of the Series B Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such holder of Series B Preferred Stock (together with such holder of Series B Preferred Stock’s affiliates, and any other person or entity acting as a group together with such holder of Series B Preferred Stock or any of such holder of Series B Preferred Stock’s affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such holder of Series B Preferred Stock and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Stated Value of Series B Preferred Stock beneficially owned by such holder of Series B Preferred Stock or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such holder of Series B Preferred Stock or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 7(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act of 1934 and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 7(c) applies, the determination of whether the Series B Preferred Stock is convertible (in relation to other securities owned by such holder of Series B Preferred Stock together with any affiliates) and of how many shares of Series B Preferred Stock are convertible shall be in the sole discretion of such holder of Series B Preferred Stock, and the submission of a Notice of Conversion shall be deemed to be such holder of Series B Preferred Stock’s determination of whether the shares of Series B Preferred Stock may be converted (in relation to other securities owned by such holder of Series B Preferred Stock together with any affiliates) and how many shares of the Series B Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series B Preferred Stock, by such holder of Series B Preferred Stock or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series B Preferred Stock held by the applicable holder of Series B Preferred Stock. The Beneficial Ownership Limitation provisions of this Section 7(c) may be waived by such holder of Series B Preferred Stock, at the election of such holder of Series B Preferred Stock, upon not less than 61 days’ prior notice to the Corporation, to change the Beneficial Ownership Limitation to 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of Preferred Stock held by the applicable holder of Series B Preferred Stock and the provisions of this Section 7(c) shall continue to apply. Upon such a change by a holder of Series B Preferred Stock of the Beneficial Ownership Limitation from such 4.99% limitation to such 9.99% limitation, the Beneficial Ownership Limitation shall not be further waived by such holder of Series B Preferred Stock. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 7(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series B Preferred Stock.

Exhibit 3(a) - Page 4

(d) Method of Delivery and Rescission. On or after the earlier of the date that the shares of Common Stock underlying the Series B Preferred Stock and the effective date of a registration statement registering such shares, the Corporation shall, upon request of such holder of Series B Preferred Stock, use its best efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section 7 electronically through the Depository Trust Company or another established clearing corporation performing similar functions. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable holder of Series B Preferred Stock by the third Trading Day after the Conversion Date, the applicable holder of Series B Preferred Stock shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, in which event the Corporation shall promptly return to such holder of Series B Preferred Stock any original Series B Preferred Stock certificate delivered to the Corporation and such holder of Series B Preferred Stock shall promptly return to the Corporation any Common Stock certificates representing the shares of Series B Preferred Stock unsuccessfully tendered for conversion to the Corporation.

Exhibit 3(a) - Page 5

(e) Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the shares of Common Stock upon conversion of Series B Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a holder of Series B Preferred Stock to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder of Series B Preferred Stock or any other person of any obligation to the Corporation or any violation or alleged violation of law by such holder of Series B Preferred Stock or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such holder of Series B Preferred Stock in connection with the issuance of such shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such holder of Series B Preferred Stock. In the event a holder of Series B Preferred Stock shall elect to convert any or all of the Stated Value of its Series B Preferred Stock, the Corporation may not refuse conversion based on any claim that such holder of Series B Preferred Stock or any one associated or affiliated with such holder of Series B Preferred Stock has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to holder of Series B Preferred Stock, restraining and/or enjoining conversion of all or part of the Series B Preferred Stock of such holder of Series B Preferred Stock shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such holder of Series B Preferred Stock in the amount of 150% of the Stated Value of Series B Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such holder of Series B Preferred Stock to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue shares of Common Stock upon conversion and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a holder of Series B Preferred Stock such certificate or certificates pursuant to Section 7 on the or before the Share Delivery Date applicable to such conversion, the Corporation shall pay to such holder of Series B Preferred Stock, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Series B Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day on the third Trading Day and increasing to $200 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after such second Trading Day after the Share Delivery Date until such certificates are delivered. Nothing herein shall limit a holder of Series B Preferred Stock’s right to pursue actual damages for the Corporation’s failure to deliver shares of Common Stock within the period specified herein and such holder of Series B Preferred Stock shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a holder of Series B Preferred Stock from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(f) Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the Corporation fails to deliver to a holder of Series B Preferred Stock the applicable certificate or certificates by the Share Delivery Date pursuant to this Section 7, and if after such Share Delivery Date such holder of Series B Preferred Stock is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the holder of Series B Preferred Stock’s brokerage firm purchases, shares of Common Stock to deliver in satisfaction of a sale by such holder of Series B Preferred Stock of the shares of Common Stock which such holder of Series B Preferred Stock was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such holder of Series B Preferred Stock (in addition to any other remedies available to or elected by such holder of Series B Preferred Stock) the amount by which (x) such holder of Series B Preferred Stock’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such holder of Series B Preferred Stock was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such holder of Series B Preferred Stock, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion or deliver to such holder of Series B Preferred Stock the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(e)(i). For example, if a holder of Series B Preferred Stock purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such holder of Series B Preferred Stock $1,000. The holder of Series B Preferred Stock shall provide the Corporation written notice indicating the amounts payable to such holder of Series B Preferred Stock in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a holder of Series B Preferred Stock’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series B Preferred Stock as required pursuant to the terms hereof.

Exhibit 3(a) - Page 6

(g) Termination of Rights. All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Series B Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of all accrued but unpaid dividends thereon. In the event of a notice of redemption of any shares of Series B Preferred Stock pursuant to Section 5 hereof, the conversion rights of the shares of Series B Preferred Stock designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the Redemption Price is not paid on such redemption date, in which case such conversion rights for such shares shall continue until such Redemption Price is paid in full.

(h) No Conversion Charge or Tax. The issuance and delivery of certificates for shares of Common Stock upon the conversion of shares of Series B Preferred Stock shall be made without charge to the holder of shares of Series B Preferred Stock for any issue or transfer tax, or other incidental expense in respect of the issuance or delivery of such certificates or the securities represented thereby, all of which taxes and expenses shall be paid by the Corporation.

(i) Stock Dividends and Stock Splits. If the Corporation, at any time while this Series B Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series B Preferred Stock); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

Exhibit 3(a) - Page 7

(j) Reorganization, Reclassification and Merger Adjustment. If there occurs any capital reorganization or any reclassification of the Common Stock of the Corporation, the consolidation or merger of the Corporation with or into another entity (other than a merger or consolidation of the Corporation in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of its Common Stock) or the sale or conveyance of all or substantially all of the assets of the Corporation, then each share of Series B Preferred Stock shall thereafter be convertible into the same kind and amounts of securities (including any shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Common Stock of the Corporation upon such reorganization, reclassification, consolidation, merger, sale or conveyance, in respect of that number of shares of Common Stock into which such share of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification, consolidation, merger, sale or conveyance; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Corporation, whose determination shall be conclusive) shall be made to assure that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon the conversion of the Series B Preferred Stock.

(k) Notice of Adjustment. Whenever the securities or other property deliverable upon the conversion of the Series B Preferred Stock shall be adjusted pursuant to the provisions hereof, the Corporation shall promptly give written notice thereof to each holder of shares of Series B Preferred Stock at such holder’s address as it appears on the transfer books of the Corporation and shall forthwith file, at its principal executive office and with any transfer agent or agents for the Series B Preferred Stock and the Common Stock, a certificate, signed by the Chairman of the Board, President or one of the Vice Presidents of the Corporation, and by its Chief Financial Officer, Treasurer or one of its Assistant Treasurers, stating the securities or other property deliverable per share of Series B Preferred Stock calculated to the nearest cent or to the nearest one-hundredth of a share and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

(l) Reservation of Common Stock. The Corporation shall at all times reserve and keep available for issuance upon the conversion of the shares of Series B Preferred Stock the maximum number of its authorized but unissued shares of Common Stock as is reasonably anticipated to be sufficient to permit the conversion of all outstanding shares of Series B Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series B Preferred Stock.

Exhibit 3(a) - Page 8

(m)  No Fractional Shares. In connection with the conversion of any shares of Series B Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by $10.00.

Section 8.  Voting Rights. (a) The holders of Series B Preferred Stock and Common Stock will vote together and not as a separate class, except as provided for in paragraph (b) below or as required by law. The holders of Series B Preferred Stock shall be entitled to vote on all matters submitted to the holders of the Common Stock of the Corporation. Until the Corporation’s Certificate of Incorporation is amended to either implement a reverse stock split of the Corporation’s Common Stock or increase the number of shares of Common Stock, which the Corporation is authorized to issue, in either event such that there is a sufficient number of authorized but unissued shares of Common Stock reserved for issuance upon the conversion of the Series B Preferred Stock in accordance with the terms hereof, each share of Series B Preferred Stock shall be deemed to have such number of votes as is equal to 748.5 shares of Common Stock; thereafter, upon the effectiveness of such amendment, each share of Series B Preferred Stock shall be entitled to such number of votes equal to the number of shares of Common Stock into which each share of Series B Preferred Stock is then convertible on the record date for determining the shareholders of the Corporation entitled to vote at a meeting of the shareholders of the Corporation.

(b)  So long as shares of Series B Preferred Stock are outstanding, any amendments to the terms, provisions and conditions hereof, or waivers therefrom, shall require the approval of the holders of at least sixty six and two-thirds percent (66 2/3%) of the then outstanding shares of Series B Preferred Stock.

Section 9. Directors.

(a)  So long as at least 125,000 shares of Series B Preferred Stock shall be issued and outstanding, the holders of the majority of the then outstanding shares of Series B Preferred Stock, voting exclusively and as a separate class to the exclusion of all other classes of the Corporation’s voting stock, shall have the right to designate and elect two (2) individuals as members of the Board of Directors of the Corporation (the “Series B Designees”), and, only to the extent required by law in order to effectuate such election of the Series B Designees, the holders of shares of Common Stock and Series A Preferred Stock shall (i) vote their shares in favor of the Series B Designees, (ii) take such other actions which may be required for the election of the Series B Designees to the Board of Directors, as and when such Series B Designees are designated and voted for by holders of at least a majority of the outstanding shares of Series B Preferred Stock and (iii) not vote their shares in favor of any other person to fill any position or vacancy on the board of directors which would otherwise be occupied by the Series B Designees. In case of the death, incapacity, resignation or removal of a Series B Designee director, such vacancy may be filled for the unexpired portion of the term of such director only by the holders of a majority of the Series B Preferred Stock then outstanding and entitled to vote for such director who may, at a special meeting of such holders (or pursuant to written consent action in lieu of special meeting) elect the successor Series B Designee to hold office for the unexpired term of the director whose place shall be vacant. A Series B Designee director may be removed from office (with or without cause) only by action of the holders of a majority of the shares of Series B Preferred Stock then outstanding and entitled to vote, at a special meeting of such holders (or pursuant to written consent action in lieu of special meeting), and in the case of such removal, the holders of a majority of the Series B Preferred Stock then outstanding and entitled to vote shall have the right to replace such removed individual with a new individual nominated and elected as provided herein. Except as otherwise described herein, holders of the Common Stock and Series A Preferred Stock shall have no right to vote for or otherwise elect any person to the Board of Directors as a Series B Designee or to fill any position or vacancy on the Board of Directors which would otherwise be occupied by a Series B Designee. In the event that the size of the Company’s Board of Directors is increased or decreased, the holders of the majority of the then outstanding shares of Series B Preferred Stock shall maintain the right to designate and elect a number of directors to the Board of Directors equal to forty percent (40%) of the whole Board of Directors. In the event that the number of directors to the Board of Directors equal to forty percent (40%) is not a whole number, such number shall be rounded up to the nearest whole number.

Exhibit 3(a) - Page 9

(b)  The remaining board members (which are not designated and elected as the Series B Designees) shall be elected by the holders of Common Stock and Preferred Stock voting as a single class in accordance with applicable law. At any meeting for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. In connection with the offer and sale of an aggregate of $3,000,000 principal amount of the Corporation’s senior secured convertible notes (the “Notes”) to accredited investors, the holders of the Notes (the “Noteholders’) have the right to designate two (2) of the five (5) members of the Board of Directors of the Corporation (the “Noteholders Designees”). The holders of the Series B Preferred Stock shall vote their shares in favor of the Noteholders Designees, take such other actions which may be required for the election of the Noteholders Designees to the Board of Directors, as and when such Noteholders Designees are designated and voted by the holders of Common Stock and Preferred Stock, and not vote their shares in favor of any other person to fill any position or vacancy on the Board of Directors which would otherwise by occupied by the Noteholders Designees.

Section 10.  Anti-dilution.

(a)  Adjustments for Dilution. For purposes of Section 7, if and whenever the Corporation shall issue or sell, or is deemed to have issued or sold, any Common Stock for a consideration less than the Conversion Price, then, forthwith upon such issue or sale, the Conversion Price shall be reduced to the applicable sale price. For purposes of this paragraph, the foregoing shall apply in the following circumstances:

Exhibit 3(a) - Page 10

(i)  Issuance of Rights or Options. If the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock (other than options for Common Stock as may be issued pursuant to the Corporation’s Stock Incentive Plan) or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (1) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the conversion or exchange thereof by (2) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price.

(ii)  Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities (other than Convertibles Securities as may be issued and sold pursuant to that certain Securities Purchase Agreement, dated as of May 31, 2007, among the Corporation and the purchasers signatory and party thereto), whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (1) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (2) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price.

(iii)  Change in Option Price or Conversion Rate. If (1) the purchase price provided for in any Option referred to above, (2) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to above, or (3) the rate at which Convertible Securities referred to above are convertible into or exchangeable for Common Stock, shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution).

(iv)  Share Dividends or Distributions. In case the Corporation shall declare a dividend or make any other distribution upon any Common or Preferred Stock payable in Common Stock, Options or Convertible Securities, any such Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

Exhibit 3(a) - Page 11

(v)  Consideration for Shares. In case any Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined by the Board of Directors, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as is determined by the Board of Directors.

(vi)  Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vii)  Treasury Shares. The disposition of any Common Stock owned or held by or for the account of the Corporation shall be considered an issue or sale of Common Stock for the purpose of this paragraph.

(b) Notwithstanding the foregoing anything contrary in this Certificate, the anti-dilution provisions contained herein shall apply to the issuance of any additional securities of the Corporation, except for the following:

(i) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series B Preferred Stock;

(ii) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by the provisions hereof;

(iii) shares of Common Stock or Options issued to employees, officers or directors of the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation;

(iv) Convertibles Securities as may be issued and/or sold pursuant to (A) that certain Securities Purchase Agreement, dated as of May 31, 2007, among the Corporation and the purchasers signatory and party thereto (the “Purchase Agreement”) and (B) the Senior Secured Convertible Notes issued in connection therewith (the “Notes); provided that such securities have not been amended since the date hereof to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities;

Exhibit 3(a) - Page 12

(v) shares of Common Stock issued in lieu of cash interest payments pursuant to the Notes; provided that such issuances are undertaken pursuant to the terms of the Notes and the interest rate and issuance price of such shares underlying such Notes have not been amended since the date hereof;

(vi) shares of Common Stock issued upon conversion of the Series A Preferred Stock pursuant to, as the case may be, the terms of that certain Series A Amendment Agreement and Consent, dated as of May 31, 2007, among the Corporation and holders of shares of Series A Preferred Stock signatory thereto (the “Series A Amendment Agreement”) or the terms the Certificate of Designation of Series A Preferred Stock, as may be amended as contemplated by the Series A Amendment Agreement and the proposed Amended and Restated Certificate of Designation of Series A Preferred Stock as attached as an exhibit to the Series A Amendment Agreement (the “Amended Series A Designation”); provided that such securities have not been amended since the date of hereof to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities except as set forth in the Series A Amendment Agreement and the Amended Series A Designation;

(vii) shares of Common Stock or other equity securities of the Corporation convertible into Common Stock issued pursuant to an offering of up to the aggregate of $2,000,000, provided such financing is closed by December 31, 2008, and provided further that the purchase price, the conversion or exercise price is not less than $0.008 per share, subject to adjustment for reverse and forward stock splits and the like;
(viii) shares of Common Stock, Options or Convertible Securities issued pursuant to an agreement pursuant to which the Corporation makes a strategic acquisition of the assets, equity or business of another person, provided that no party to any such agreement shall be an officer, director, holder of Common Stock or other affiliate of the Company or affiliate of any such officer, director or holder of Common Stock; provided further that any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Corporation and in which the Corporation receives benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; or

(ix) shares of Common Stock actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities set forth in (i) through (viii) above, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; provided further that such securities have not been amended since the date hereof to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities.

Section 11.  No Impairment. The Corporation will not, by amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of all or a substantial portion of its assets, consolidation, merger, dissolution, issue or sale of securities, closing or transfer books or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Certificate of Designations by the Corporation, but will at all times in good faith assist in carrying out all the provisions of this Certificate of Designations and in taking all such action as may be necessary or appropriate in order to protect the conversion and other rights of the holders of Series B Preferred Stock against impairment.

Exhibit 3(a) - Page 13

Section 12.  Status of Acquired Shares. Shares of Series B Preferred Stock acquired by the Corporation shall be restored to the status of authorized but unissued shares of capital stock, without designation as to series, and, subject to the other provisions hereof, may thereafter be issued.

Section 13.  Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof, unless to do so would contravene the present valid and legal intent of the Corporation and the initial purchaser of the Series B Preferred Stock.

Section 14. Amendment and Waiver. The holders of shares of Series B Preferred Stock may, by affirmative vote of the holders of at least sixty-five percent (65%) of the shares of Series B Preferred Stock then outstanding, amend, modify or waive any provisions or terms of this Certificate or any obligations or rights of the holders of the Series B Preferred Stock and of the Corporation set forth in this Certificate. Except as otherwise required by law, holders of Common Stock and any other series of Preferred Stock of the Corporation, as such, shall not be entitled to vote on any amendment to this Certificate or the Certificate of Incorporation that relates solely to the terms of the Series B Preferred Stock.

The Corporation has caused this Certificate to be signed by E. Key Ramsey, its President, and attested by Robert L. Atkins, its Secretary this day of , 2007.

E. Key Ramsey President

Exhibit 3(a) - Page 14